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                          [LETTERHEAD OF MAGMA POWER]

NEWS RELEASE
FOR IMMEDIATE RELEASE

                                                  CONTACT: Thomas Davies
                                                           Andrea Bergofin
                                                           Kekst & Company
                                                           (212) 593-2655

              MAGMA PARTNER TERMINATES JOINT VENTURE RELATIONSHIP

     San Diego, California, October 21, 1994...Magma Power Company (Nasdaq NNM:
MGMA) announced today that its local Indonesian partner on the smaller of its two proposed development stage projects in Indonesia, the Karaha project, has terminated its joint venture with Magma. The partner stated that it terminated the joint venture because of concerns about California Energy and its current hostile takeover attempt of Magma. Magma, which had substantially negotiated definitive documentation with respect to Karaha, had hoped to execute such documentation in the near future.

The Karaha project was a proposed 150 MW development stage project not intended to come on line until 1999.

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